Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS
2009 FIRST QUARTER FINANCIAL RESULTS

Company reports record seventh consecutive quarterly profit, reaffirms 2009 revenue guidance

DALLAS, TX – May 7, 2009 -- American CareSource Holdings, Inc. (Nasdaq: ANCI) today announced financial and operational results for the three months ended March 31, 2009.  Recent highlights include:

•	Reported quarterly net income of $279 thousand, or $0.02 per diluted share.

•	Achieved $16.1 million in revenue for the first quarter, a 40% increase in revenues compared to the same prior year period.

•	Quarterly gross margins were approximately 14.3% compared to approximately 14.8% in the three months ended March 31, 2008 reflecting client and provider mix changes.

•	Generated EBITDA, as adjusted, of approximately $683 thousand for the quarter.

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EBITDA, as adjusted, (a non-GAAP measure) is defined as income (loss) from operations adjusted for depreciation and amortization, non-cash warrant and option compensation expense, executive severance and other non-cash charges. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

•
The Company finished the quarter with approximately $10.3 million in cash and cash equivalents on hand and generated approximately $54 thousand in cash from operating activities in the first quarter of 2009.

•	Added approximately 600 new providers representing approximately 1,400 new sites during the first quarter.

•	Aggregate claims volume processed increased to approximately 90 thousand for the first quarter of 2009, up 51% over the first quarter of 2008.

•	Signed new client agreements with HealthSCOPE Benefits, Inc. and the subsidiaries of HealthMarkets, Inc., allowing the Company to diversify its client mix and work with direct payors.

•	Signed new client agreement with Principal Financial Group to provide a full range of ancillary care services for its newly launched proprietary healthcare network, Principal Edge Network.

•	Signed new client agreement with InterGroup Services Corporation, extending reach into the Mid-Atlantic PPO market.

“Our financial results for the first quarter of 2009 are a reflection of our continued efforts to diversify our client mix,” stated David S. Boone, Chief Executive Officer of American CareSource. “Our revenues were down compared to the fourth quarter of 2008 due to the seasonal resetting of co-pays and deductibles with typical health insurance plans as well as a broad based reduction in healthcare spending due to the current economic conditions.  However, we made important strides during the recent quarter in signing new payor clients and broadening our customer base.  As a result, we anticipate a return to sequential quarterly improvements in revenues for the remainder of the year.

“Our goal, as previously stated, is to increase claims volume, both by continuing to focus on offering a broad, value-added suite of services to our clients, as well as by expanding our client base with a greater number of direct payors such as Third Party Administrators and other insurers.  As such, we invested in additional sales and marketing resources, expanded our provider development organization and developed the infrastructure during the quarter to support our anticipated growth throughout the year.  With these initiatives in place, we remain confident in our 2009 revenue guidance of $85-$95 million.”

Revenues for the first quarter of 2009 were $16.1 million compared to $11.5 million in the first quarter of 2008.  The 40% increase in revenues is due to the progression of the Company’s client relationships, which allowed the Company access to a greater number of payors and to benefit from the external growth and expansion of its clients.  In addition, revenues were positively impacted by growth of the Company’s network of ancillary service providers.

The Company reported net income of $279 thousand, or $0.02 per diluted share, for the three months ended March 31, 2009, compared to net income of approximately $521 thousand, or $0.03 per diluted share, in the same period last year.  The number of employees supporting the business increased to 63 at March 31, 2009 as compared to 39 at March 31, 2008 as American CareSource has invested in capabilities necessary to expand its national service provider network, develop its sales and marketing organization and to develop technology to facilitate efficient scaling of the business.  Consequently, net income for the quarter was impacted by those investments designed to manage and realize the Company’s 2009 growth projections.

Cash provided by operations was $54 thousand for the quarter ended March 31, 2009 versus cash provided by operations of approximately $1.6 million during the same period in 2008.  The Company has generated positive operating cash flow for seven consecutive quarters and continues to operate debt free.  At March 31, 2009, the Company had approximately $10.3 million in cash and cash equivalents compared to approximately $10.6 million at December 31, 2008.

Conference Call
As previously announced, American CareSource will hold a conference call today, to discuss financial results of the first quarter ended March 31, 2009 as follows:

Date:  Thursday, May 7, 2009
Time: 10:00 a.m. (CT)/11:00 a.m. (ET)
Dial-in numbers: 888-442-4145 (U.S. & Canada) or 719-955-1569
Live webcast: www.anci-care.com, under “Events”

The teleconference replay will be available three hours after completion through Thursday, May 14, 2009 at 888-203-1112 (U.S. & Canada) or 719-457-0820. The replay pass code is 4586869. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “Events.”

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 3,000 ancillary service providers at over 26,000 sites through its subsidiary, Ancillary Care Services. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic, political and regulatory conditions, the effect of competition, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

(Tables to Follow)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	March 31,
	2009	2008

Net Revenues	$16,055,649	$11,505,675

Cost of revenues:
Provider payments	11,935,835	8,390,610
Administrative fees	815,526	701,676
Fixed costs	1,004,573	708,835
Total cost of revenues	13,755,934	9,801,121

Contribution margin	2,299,715	1,704,554

Selling, general and administrative expenses	1,900,678	1,112,854
Depreciation and amortization	112,797	92,067
Total operating expenses	2,013,475	1,204,921

Operating income	286,240	499,633

Interest income	40,962	40,668
Interest expense	(312)	(1,838)
Other expense	(24,482)	-
Total other income, net	16,168	38,830

Income before income taxes	302,408	538,463
Income tax provision	23,349	17,045
Net Income	$279,059	$521,418

Earnings per common share:
Basic	$0.02	$0.04
Diluted	$0.02	$0.03

Basic weighted average common shares outstanding	15,418,433	14,880,266
Diluted weighted average common shares outstanding	18,287,409	17,255,201

Reconciliation of non-GAAP financial measures to reported GAAP financial measures

Reconciliation of EBITDA and EBITDA, as adjusted:
	Three months ended
	March 31,
	2009	2008

Operating income	$286,240	$499,633
Depreciation and amortization	112,797	92,067
EBITDA	399,037	591,700
Non-cash stock-based compensation expense	259,748	170,753
Other non-cash charges	24,482	-
Executive severance	-	21,844
EBITDA, as adjusted	$683,267	$784,297

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	December 31,
	(unaudited)	2008
ASSETS

Current assets:
Cash and cash equivalents	$10,346,294	$10,577,829
Accounts receivable, net	6,173,110	5,788,457
Prepaid expenses and other current assets	545,730	495,814
Total current assets	17,065,134	16,862,100

Property and equipment, net	1,119,527	915,224

Other assets:
Other non-current assets	1,027,258	1,127,114
Intangible assets, net	1,248,640	1,280,656
Goodwill	4,361,299	4,361,299

Total assets	$24,821,858	$24,546,393

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,796,503	$5,964,392
Accounts payable and accrued liabilities	2,942,368	3,100,839
Current maturities of long-term debt	11,287	11,023
Total current liabilities	8,750,158	9,076,254

Other liabilities	374,301	3,053
Shareholders' equity	15,697,399	15,467,086

Total liabilities and shareholders' equity	$24,821,858	$24,546,393

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$279,059	$521,418
Adjustments to reconcile net income to net cash
provided by operations:
Stock-based compensation expense	259,748	157,525
Depreciation and amortization	112,797	92,067
Derivative loss	24,482	-
Amortization of long-term client agreement	62,500	-
Client administration fee expense related to warrants	28,011	13,228
Changes in operating assets and liabilities:
Accounts receivable	(384,653)	402,624
Prepaid expenses and other assets	(40,570)	41,761
Accounts payable and accrued liabilities	(119,179)	(31,073)
Due to service providers	(167,889)	365,611
Net cash provided by operating activities	54,306	1,563,161

Cash flows from investing activities:
Investment in software development costs	(113,842)	(28,084)
Additions to property and equipment	(171,242)	(66,642)
Net cash used in investing activities	(285,084)	(94,726)

Cash flows from financing activities:
Payments on long-term debt	(2,662)	(13,564)
Proceeds from exercise of stock options	1,905	129,725
Net cash provided by (used in) financing activities	(757)	116,161

Net increase (decrease) in cash and cash equivalents	(231,535)	1,584,596
Cash and cash equivalents at beginning of period	10,577,829	4,272,498

Cash and cash equivalents at end of period	$10,346,294	$5,857,094